Exhibit 99.2

SeaStar Medical Announces Closing of $10 Million Registered Direct Offering Priced At-the-Market Under Nasdaq Rules

DENVER (July 11, 2024) – SeaStar Medical Holding Corporation (Nasdaq: ICU) (SeaStar Medical) announces that it has closed its previously announced registered offering for the issuance and sale of an aggregate of 947,868 shares of its common stock at a purchase price of $10.55 per share of common stock in a registered direct offering priced at-the-market under Nasdaq rules. In addition, SeaStar Medical has issued in a concurrent private placement unregistered warrants to purchase up to 947,868 shares of common stock. The warrants have an exercise price of $10.55 per share, are immediately exercisable and will expire five years following the issuance date.

H.C. Wainwright & Co. acted as the exclusive placement agent for the offering.

The gross proceeds from the offering were approximately $10 million, before deducting the placement agent’s fees and other offering expenses. SeaStar Medical intends to use the net proceeds of this offering for general corporate purposes, which may include additions to working capital and capital expenditures, and for the repayment of certain indebtedness.

The shares of common stock described above (but not the unregistered warrants issued in the concurrent private placement or the shares of common stock underlying such unregistered warrants) were offered by SeaStar Medical pursuant to a shelf registration statement on Form S-3 (File No. 333-275968) that was previously filed with the Securities and Exchange Commission (“SEC”) on December 8, 2023, and subsequently declared effective on December 22, 2023. The shares of common stock offered in the registered direct offering were offered only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement. A final prospectus supplement and accompanying base prospectus relating to, and describing the terms of, the registered direct offering was filed with the SEC and is available on the SEC’s website at www.sec.gov. Electronic copies of the final prospectus supplement and the accompanying base prospectus relating to the offering may also be obtained by contacting H.C. Wainwright & Co., LLC, at 430 Park Ave., New York, New York 10022, by telephone at (212) 856-5711, or by email at placements@hcwco.com.

The unregistered warrants described above were made in a transaction not involving a public offering and have not been registered under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”) and/or Rule 506(b) of Regulation D promulgated thereunder and, along with the shares of common stock underlying such unregistered warrants, have not been registered under the Securities Act or applicable state securities laws. Accordingly, the unregistered warrants and underlying shares of common stock may not be offered or sold in the United States except pursuant to an effective registration statement with the SEC or an applicable exemption from the registration requirements of the Securities Act and such applicable state securities laws.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities in this offering, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About SeaStar Medical

SeaStar Medical is a commercial-stage medical technology company that is redefining how extracorporeal therapies may reduce the consequences of excessive inflammation on vital organs. SeaStar Medical’s novel technologies rely on science and innovation to provide life-saving solutions to critically ill patients. The Company is developing and commercializing cell-directed extracorporeal therapies that target the effector cells that drive systemic inflammation, causing direct tissue damage and secreting a range of pro-inflammatory cytokines that initiate and propagate imbalanced immune responses.

For more information visit www.seastarmedical.com or visit us on LinkedIn or X.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1955. These forward-looking statements include, without limitation, statements related to the intended use of proceeds from the offering. Words such as “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside SeaStar Medical’s control and are difficult to predict. Factors that may cause actual future events to differ materially from the expected results include, but are not limited to: (i) the risk that SeaStar Medical may not be able to obtain regulatory approval of its SCD product candidates; (ii) the risk that SeaStar Medical may not be able to raise sufficient capital to fund its operations, including current or future clinical trials; (iii) the risk that SeaStar Medical and its current and future collaborators are unable to successfully develop and commercialize its products or services, or experience significant delays in doing so, including failure to achieve approval of its products by applicable federal and state regulators, (iv) the risk that SeaStar Medical may never achieve or sustain profitability; (v) the risk that SeaStar Medical may not be able to access funding under existing agreements; (vi) the risk that third-parties suppliers and manufacturers are not able to fully and timely meet their obligations, (vii) the risk of product liability or regulatory lawsuits or proceedings relating to SeaStar Medical’s products and services, (viii) the risk that SeaStar Medical is unable to secure or protect its intellectual property, (ix) market and other conditions; and (x) other risks and uncertainties indicated from time to time in SeaStar Medical’s Annual Report on Form 10-K, including those under the “Risk Factors” section therein and in SeaStar Medical’s other filings with the SEC. The foregoing list of factors is not exhaustive. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and SeaStar Medical assumes no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise.

SeaStar Medical Contact:

LHA Investor Relations

Jody Cain

(310) 691-7100

Jcain@lhai.com

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